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                                                                     EXHIBIT 3.1

                           ARTICLES OF ASSOCIATION OF

                                  ALCON, INC.

                              AS OF MARCH 18, 2002
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SECTION 1: NAME, PLACE OF INCORPORATION, PURPOSE AND DURATION

                                   ARTICLE 1

                          NAME, PLACE OF INCORPORATION

     Under the name Alcon, Inc. there exists a corporation with its place of incorporation in Hunenberg, Canton of Zug, Switzerland.

                                   ARTICLE 2

                                    PURPOSE


     1 The business purpose of the Company consists of the purchase, the administration and the transfer of patents, trademarks, technical and industrial know how, the provision of technical and administrative consultancy services and the holding of participations in other industrial and commercial companies.


     2 The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.

                                   ARTICLE 3

                                    DURATION

     The duration of the Company is unlimited.

SECTION 2: SHARE CAPITAL

                                   ARTICLE 4

                                 SHARE CAPITAL


     1 The share capital of the Company is CHF 60,000,000 and is divided into 300,000,000 fully paid registered shares. Each share has a par value of CHF 0.20.


     2 Upon resolution of the Shareholders' Meeting with the supermajority set out in Art. 18 of these Articles of Association, registered shares may be converted into bearer shares and vice versa.


                                 ARTICLE 4(bis)


                            AUTHORIZED SHARE CAPITAL


     1 The Board of Directors shall be authorized to increase the share capital in an amount not to exceed CHF 1,395,000 through the issuance of up to 6,975,000 fully paid registered shares with a par value of CHF 0.20 per share by not later than July 30, 2002. An increase in partial amounts shall be permitted.


     2 The Board of Directors shall determine the date of issue of new shares, the issue price, the type of payment, the conditions for the exercise of pre-emptive rights, and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a banking institution or syndicate and a subsequent offer of these shares to the current shareholders. The Board of Directors may permit pre-emptive rights that have not been exercised to expire or it may place these rights and/or shares as to which pre-emptive rights have been granted but not exercised at market conditions.

     3 The Board of Directors is further authorized to restrict or deny the pre-emptive rights of shareholders and allocate such rights to third parties if the shares are to be used for the purpose of broadening the shareholder constituency in connection with a listing of the shares on domestic or foreign stock exchanges. This includes in particular the use of the shares in connection with the grant of an option

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to a bank or banking syndicate to cover any over-allotments of shares (greenshoe option) to facilitate the placement of the shares issued pursuant to the ordinary capital increase dated February 25, 2002.


                                ARTICLE 4 (ter)

                           CONDITIONAL SHARE CAPITAL

     1 The share capital may be increased in an amount not to exceed CHF 6,000,000 through the issuance of up to 30,000,000 fully paid registered shares with a par value of CHF 0.20 per share in connection with the issuance of new shares or options to employees or directors of the Company and group companies. The pre-emptive and advance subscription rights of the shareholders shall thereby be excluded. The shares or options to acquire shares shall be issued to employees pursuant to one or more regulations to be issued by the Board of Directors, taking into account performance, functions, levels of responsibility and profitability criteria. Shares may be issued to employees or directors at a price lower than the current market price quoted on the stock exchange on which the shares are traded, but at least at par value. In case of the issuance of options to purchase shares, the exercise price shall be no less than the prevailing stock exchange price upon grant of the options.


                               ARTICLE 4 (quater)



                        PREFERRED PARTICIPATION CAPITAL


     1 The participation capital of the Company is CHF 13,950,000 and is divided into 69,750,000 registered participation certificates with a par value of CHF
0.20 each. The participation certificates are fully paid.

     2 The participation certificates grant the preferential right to receive a preferential liquidation or dividend payment to be determined by the Shareholders' Meeting. The amount of the preferential liquidation and dividend payment is in the discretion of the Shareholders' Meeting. In addition, the participation certificates grant, proportionally to their par value, the same claim to a corresponding portion of remaining liquidation proceeds and the remaining profits as shown in the balance sheet after distribution of the preferential liquidation payment; in contrast, they do not confer any voting rights or any rights related thereto.

     3 Participation certificates confer on their holders the same preemptive subscription rights as shares. Should the share capital and the participation capital be simultaneously increased in the same proportions, the shareholders shall only be entitled to pre-emptive rights to subscribe shares, and the participation certificates holders shall only be entitled to pre-emptive rights to subscribe participation certificates. Furthermore, art. 656g CO shall apply.


     4 Unless provided otherwise by law or by the Articles of Association, the provisions of the law and of the Articles of Association regarding the share capital, the shares and the shareholders shall also apply with respect to the participation capital, the participation certificates and the holders of participation certificates.


     5 By an amendment of the Articles of Association, the Shareholders Meeting may at all times convert participation certificates into shares.

                                   ARTICLE 5

           SHARE REGISTER AND RESTRICTIONS ON REGISTRATION, NOMINEES

     1 The Company shall maintain, itself or through a third party, a share register listing the surname and first name and address (in the case of legal entities, the company name and place of incorporation) of the holders and usufructuaries of the registered shares. A shareholder must notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the

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Company to shareholders of record shall be deemed to have validly been made if sent to the address recorded in the share register.

     2 Acquirors of registered shares shall be recorded upon request in the share register as shareholders with voting rights.

     3 After hearing the registered shareholder, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register, retroactive to the date of registration, if such registrations were made based on false information. The relevant shareholder shall be informed immediately as to the cancellation.

     4 The board of directors may record nominees who hold shares in their own name, but for account of third parties, as shareholders of record in the share register of the Company. Beneficial owners of shares who hold their shares through nominees exercise their shareholders' rights through the intermediation of such nominees.

                                   ARTICLE 6

                               SHARE CERTIFICATES

     1 The Company shall issue registered shares or share certificates incorporating a number of registered shares to the name of record owners of shares.

     2 Registered shares and share certificates shall bear the signatures of two duly authorized signatories of the Company, of which at least one shall be a member of the Board of Directors. These signatures may be facsimile signatures.

     3 The Company may destroy issued share certificates without replacement with the consent of the affected shareholder of record.

     4 Uncertificated registered shares, including any uncertificated rights arising thereunder, may be transferred only by way of written assignment. The assignment must be notified to the share registrar to be valid.

     5 Uncertificated registered shares and the pecuniary rights associated therewith may be pledged only by way of a written agreement, and only in favor of the financial institution at which the shareholder holds such shares in book-entry form. Notification to the Company shall not be necessary.

                                   ARTICLE 7

                               EXERCISE OF RIGHTS

     1 The Company shall only accept one representative per share.

     2 Unless the Articles of Association provide otherwise, the Company is entitled to accept only those persons as shareholders, usufructuaries of shares or nominees who have been recorded in the share register, and to perform only as against such persons.

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SECTION 3: CORPORATE BODIES

  A. Shareholders' meeting

                                   ARTICLE 8

                                   COMPETENCE

     The Shareholders' Meeting is the supreme body of the Company.

                                   ARTICLE 9

                        ORDINARY SHAREHOLDERS' MEETINGS

     The Ordinary Shareholders' Meeting shall be held each year within six months after the close of the fiscal year of the Company; the business report and the Auditor's report, together with the group auditor's report, shall be made available for inspection by the shareholders at the place of incorporation of the Company no later than twenty days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

                                   ARTICLE 10

                      EXTRAORDINARY SHAREHOLDERS' MEETINGS

     1 Extraordinary Shareholders' Meetings shall be held in the circumstances foreseen under applicable law, in particular when deemed necessary by the Board of Directors or if requested by the Auditors.

     2 Furthermore, Extraordinary Shareholders' Meetings shall be convened upon resolution of a Shareholders' Meeting or if requested by one or more shareholders who represent an aggregate of at least one-tenth of the share capital and who submit a petition signed by such shareholder(s), specifying the items for the agenda and the proposals.

                                   ARTICLE 11

                        NOTICE OF SHAREHOLDERS' MEETINGS

     1 Notice of Shareholders' Meetings shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 days prior to the meeting date. Notice of the meeting shall be given by way of an announcement appearing once in the official means of publication of the Company. The notice period shall be deemed to have been observed if notice of the meeting is published in the official means of publication of the Company, whereby the date of publication is not calculated when computing the period. Shareholders may in addition be informed by ordinary mail.

     2 The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a Shareholders' Meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

                                   ARTICLE 12

                                     AGENDA

     1 One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1,000,000 may request that an item be included on the agenda of a Shareholders' Meeting. Such inclusion must be requested in writing at least 40 days prior to the meeting and shall specify the agenda items and proposals of such shareholder(s).

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     2 No resolutions may be passed at a Shareholders' Meeting concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a Shareholders' Meeting to convene an Extraordinary Shareholders' Meeting or to initiate a special audit.

     3 No previous notification shall be required for proposals concerning items included on the agenda, and for debates as to which no vote is taken.

                                   ARTICLE 13

                   PRESIDING OFFICER, MINUTES, VOTE COUNTERS

     1 The Shareholders' Meeting shall be held at the place of incorporation of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board or, in his absence, a Vice-Chairman or any other person appointed by the Board, shall take the chair.

     2 The acting chair of the Shareholders' Meeting shall appoint the secretary and the vote counters of such meeting who need not be shareholders. The minutes of the Shareholders' Meeting shall be signed by the acting chair of such meeting and the secretary.

     3 The acting chair of the Shareholders' Meeting shall have all powers and authority necessary to ensure the orderly conduct of such meeting.

                                   ARTICLE 14

                                    PROXIES

     1 The Board of Directors shall issue procedural rules regarding participation in and representation at the Shareholders' Meeting.

     2 Each shareholder registered in the share register is entitled to participate at the Shareholders' Meeting and in any vote taken. The shareholders may be represented by proxies who need not be shareholders.

                                   ARTICLE 15

                                 VOTING RIGHTS

     Each share shall grant the right to one vote.

                                   ARTICLE 16

                             RESOLUTIONS, ELECTIONS

     1 Unless otherwise required by law or stated in these Articles of Association, the Shareholders' Meeting shall pass resolutions and decide elections upon an absolute majority of the votes represented.

     2 Resolutions and elections shall be decided by a show of hands, unless a secret ballot is resolved by the Shareholders' Meeting or is ordered by the acting chair of such meeting. The presiding officer may also hold resolutions and elections in electronic form. Electronic resolutions and elections shall be treated in the same manner as resolutions and elections by ballot.

     3 The chair of the Shareholders' Meeting may at any time order that an election or resolution decided by a show of hands be repeated through a secret ballot if, in his view, the results of the vote are in doubt. In this case, the preceding decision by a show of hands shall be deemed to have not occurred.

     4 In elections, if the first ballot fails to result in an election and more than one candidate is standing for election, the chair of the Shareholders' Meeting shall order a second ballot in which a relative majority shall be decisive.

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                                   ARTICLE 17

                  SPECIFIC POWERS OF THE SHAREHOLDERS' MEETING

     The following powers shall be vested exclusively in the Shareholders'
Meeting:

          a) adoption and amendment of these Articles of Association;

          b) election of the members of the Board of Directors, the Auditors, the Group Auditors and the special auditors;

          c) approval of the annual report and the consolidated financial statements;

          d) approval of the annual financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

          e) granting discharge to the members of the Board of Directors;

          f) passing resolutions as to all matters reserved to the authority of the Shareholders' Meeting by law or under these Articles of Association or that are submitted to the Shareholders' Meeting by the Board of Directors, subject to art. 716a Swiss Code of Obligations.

                                   ARTICLE 18

                                 SPECIAL QUORUM

     The approval of at least two-thirds of the votes represented at a Shareholders' Meeting shall be required for resolutions with respect to:

          a) a modification of the purpose of the Company;

          b) the creation of dual-class common stock;

          c) restrictions on the transfer of registered shares and the removal of such restrictions;

          d) restrictions on the exercise of the right to vote and the removal of such restrictions;

          e) an authorized or conditional increase in share capital;

          f) an increase in share capital through the conversion of capital surplus, through a contribution in kind or in exchange for an acquisition of assets, or a grant of special benefits upon a capital increase;

          g) the restriction or denial of pre-emptive rights;

          h) a change of the place of incorporation of the Company;

          i) the conversion of registered shares into bearer shares and vice versa;

          j) the dissolution of the Company without liquidation;

          k) any changes to this Article 18.

  B. Board of Directors

                                   ARTICLE 19

                              NUMBER OF DIRECTORS

     The Board of Directors shall consist of no less than 7 members, all of whom shall be shareholders or representatives of a legal entity that is a shareholder.

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                                   ARTICLE 20

                                 TERM OF OFFICE

     1 The members of the Board of Directors shall be elected to serve three-year terms. Members of the Board of Directors whose terms of office have expired shall be eligible for re-election. Non-executive Directors may only be appointed for up to three terms of office.

     2 Each year the Board of Directors shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, after a period of three years, all members will have been subject to re-election. The Board of Directors shall establish the order of rotation, whereas the first term of office of some members may be less than three years. In this regard, one year shall mean the period between two Ordinary Shareholders' Meetings.

     3 In the event of an increase or a decrease in the number of Directors, the Board of Directors shall establish a new order of rotation. It follows that the term of office of some members may be less than three years.

     4 If, before the expiry of his or her term of office, a Director should be replaced for whatever reason, the term of office of the newly elected Directors shall expire at the end of the normal term of office of his or her predecessor.

                                   ARTICLE 21

                    ORGANIZATION OF THE BOARD, REMUNERATION

     1 The Board of Directors shall elect from among its members one Chairman and one or more Vice-Chairmen. It shall appoint a secretary who need not be a member of the Board. The Board of Directors shall further regulate, subject to applicable law and these Articles of Association, its organization in written organizational regulations.

     2 The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interests of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be fixed by the Board of Directors upon recommendation by a committee of the Board.

                                   ARTICLE 22

                             CONVENING OF MEETINGS

     The Chairman shall convene meetings of the Board of Directors if and when the need arises or whenever a member or the chief executive officer so requests in writing.

                                   ARTICLE 23

                                  RESOLUTIONS

     1 In order to pass resolutions, at least a majority of the members of the Board of Directors must be present, subject to additional provisions in the Organizational Regulations. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of capital increases or for the amendment of the Articles of Association in connection therewith.

     2 Resolutions of the Board of Directors shall be adopted upon a majority of the votes cast. In the event of a tie, the Chairman shall have the deciding vote.

     3 Resolutions may be passed by way of written consent, provided that no member requests oral deliberation.

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                                   ARTICLE 24

                          SPECIFIC POWERS OF THE BOARD

     1 The Board of Directors has, in particular, the following non-delegable and inalienable duties:

          a) the ultimate direction of the business of the Company and the issuance of the necessary instructions;

          b) the determination of the organization of the Company;

          c) the administration of accounting, financial controls and financial planning;

          d) the appointment and removal of the persons entrusted with management and representation of the Company;

          e) the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with law, these Articles of Association, the regulations and directives;

          f) the preparation of business reports, the preparations for the Shareholders' Meetings and the implementation of shareholders' resolutions;

          g) the decision to call payments on shares that are not fully paid in, and the corresponding amendments to these Articles of Association;

          h) the adoption of resolutions concerning an increase in share capital to the extent that such power is vested in the Board of Directors of resolutions concerning the confirmation of capital increases, as well as making the required report on the capital increase and corresponding amendments to these Articles of Association;

          i) the examination of the professional qualifications of the qualified auditors;

          j) notification of the court if liabilities exceed assets.

     2 In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the Shareholders' Meeting by law or under these Articles of Association.

                                   ARTICLE 25

                              DELEGATION OF POWERS

     Subject to art. 24 of these Articles of Association, the Board of Directors may delegate the management of the Company in whole or in part to individual directors or to third persons (Group Executive Management) pursuant to regulations governing the internal organization.

                                   ARTICLE 26

                                SIGNATURE POWER

     The due and valid representation of the Company by members of the Board of Directors or other persons shall be set forth in regulations governing the internal organization.

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  C. Auditors, Group Auditors and Special Auditors


                                   ARTICLE 27

                            TERM, POWERS AND DUTIES

     1 The Auditors and the Group Auditors, both of which shall be elected by the Shareholders' Meeting, shall have the powers and duties vested in them by law. The duties of Auditors and Group Auditors may be performed by the same person.

     2 The Shareholders' Meeting may appoint a special auditing firm entrusted with the examinations required under applicable law in connection with capital increases (Art. 652f, 653f and 653i CO).

     3 The term of office of the Auditors, the Group Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first Annual Shareholders' Meeting following their election.

SECTION 4: ANNUAL FINANCIAL STATEMENTS, CONSOLIDATED FINANCIAL STATEMENTS AND PROFIT ALLOCATION

                                   ARTICLE 28

                          FISCAL YEAR, BUSINESS REPORT

     1 The fiscal year shall close as of December 31 of each year.

     2 For each fiscal year, the Board of Directors shall prepare a business report including the annual financial statements (consisting of the profit and loss statements, balance sheet and notes to the financial statements), the annual report and the consolidated financial statements, as well any other documentation that may be required by applicable law or stock exchange rules.

                                   ARTICLE 29

           ALLOCATION OF PROFIT SHOWN ON THE BALANCE SHEET, RESERVES

     1 The profit shown on the balance sheet shall be allocated by the Shareholders' Meeting within the limits set by applicable law. The Board of Directors shall submit its proposals to the Shareholders' Meeting.

     2 Further reserves may be taken in addition to the reserves required by law.

     3 Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general reserves.

SECTION 5: WINDING-UP AND LIQUIDATION

                                   ARTICLE 30

                           WINDING-UP AND LIQUIDATION

     The Shareholders' Meeting may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Association.

     The liquidation shall be effected by the Board of Directors, unless the Shareholders' Meeting shall appoint other persons as liquidators.

     The liquidation of the Company shall be effectuated pursuant to the statutory provisions.

     Upon discharge of all certified liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid in, unless these Articles of Association provide otherwise.
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SECTION 6: ANNOUNCEMENTS, COMMUNICATIONS

                                   ARTICLE 31

                         ANNOUNCEMENTS, COMMUNICATIONS

     1 The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

     2 To the extent that personal notification is not mandated by law or stock exchange regulations, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register of the Company. Financial institutions holding shares for beneficial owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

SECTION 7: CONTRIBUTIONS IN KIND

                                   ARTICLE 32


     1 In connection with the increase of the Company's share capital from CHF 4,000,000.- to CHF 54,000,000.-, Nestle Ltd, Cham and Vevey, effects the following contributions:


          1) 99.95% of the paid-in share capital of the company Alcon Pharma GmbH, with a par value of CHF 25,486,890;

          2) 100% of the paid-in share capital of the company Alcon Ophthalmika GmbH, with a par value of CHF 56,950;


          3) 99.62% of the paid-in share capital of the company Alcon-Couvreur N.V., with a par value of CHF 7,004,011;


          4) 100% of the paid-in share capital of the company Alcon Cusi S.A., with a par value of CHF 83,875,354;

          5) 100% of the paid-in share capital of the company Alcon Finland Oy, with a par value of CHF 131,950;

          6) 100% of the paid-in share capital of the company Laboratoires Alcon S.A., with a par value of CHF 19,720,727;


          7) 100% of the paid-in share capital of the company Alcon Laboratories
     (UK) Ltd., with a par value of CHF 7,316,000;



          8) 100% of the paid-in share capital of the company Alcon Laboratoires Hellas Commercial & Industrial S.A., with a par value of CHF 651,050;



          9) 100% of the paid-in share capital of the company Alcon Nederland B.V., with a par value of CHF 28,424;


          10) 99% of the paid-in share capital of the company Alcon Italia S.p.A., with a par value of CHF 2,198,746;

          11) 100% of the paid-in share capital of the company Alcon Norge AS, with a par value of CHF 9,790;

          12) 100% of the paid-in share capital of the company Alcon Polska Sp.z.o.o., with a par value of CHF 300,000;


          13) 90% of the paid-in share capital of the company Alcon Portugal Produtos e Equipamentos Oftalmologicos, Lda., with a par value of CHF 35,100;


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          14) 100% of the paid-in share capital of the company Alcon Sverige AB, with a par value of CHF 18,190;


          15) 100% of the paid-in share capital of the company Alcon Pharmaceuticals Ltd., with a par value of CHF 100,000;


          16) 100% of the paid-in share capital of the company Alcon S.A., with a par value of CHF 100,000;

          17) 100% of the paid-in share capital of the company Alcon Laboratuvarlari Ticaret AS, with a par value of CHF 1,420,000;


          18) 100% of the paid-in share capital of the company Alcon Laboratories (South Africa) (Pty) Ltd., with a par value of CHF 58,528;


          19) 100% of the paid-in share capital of the company Alcon Korea Ltd., with a par value of CHF 200,000;

          20) 100% of the paid-in share capital of the company Alcon Hong Kong Limited, with a par value of CHF 14,122;

          21) 98% of the paid-in share capital of the company Alcon Japan Ltd., with a par value of CHF 9,525,120;

          22) 100% of the paid-in share capital of the company Alcon Laboratories (Philippines), Inc., with a par value of CHF 651,124;

          23) 100% of the paid-in share capital of the company Alcon Pte Ltd, with a par value of CHF 143,533;


          24) 30% of the paid-in share capital of the company Alcon Laboratories (Thailand) Ltd, with a par value of CHF 10,050;



          25) 100% of the paid-in share capital of the company Alcon Laboratories (Australia) Pty. Ltd., with a par value of CHF 2,397,000;


          26) 100% of the paid-in share capital of the company Alcon Canada Inc., no par value;

          27) 100% of the paid-in share capital of the company Alcon (Puerto
     Rico) Inc., with a par value of CHF 142;

          28) 100% of the paid-in share capital of the company Alcon Laboratories, Inc., with a par value of CHF 7,100;

          29) 100% of the paid-in share capital of the company AlconLab Ecuador S.A., with a par value of CHF 18,000;

          30) industrial and intellectual property.


     These contributions are received at a total value of CHF 298,022,970. In consideration for such contribution in kind, the Company allots to Nestle Ltd, Cham and Vevey, 50,000 fully paid registered shares of the Company with a total nominal value of CHF 50,000,000. The Company enters into its books CHF 50,000,000 as share capital and CHF 248,022,970 as reserves.



     2 In connection with the increase of the Company's share capital from CHF 54,000,000 to CHF 60,000,000, Nestle Ltd, Cham and Vevey effects the following contributions:



          1) a loan to Alcon Laboratories Inc. of CHF 306,400,000,



          2) a loan to Alcon Laboratoires (UK) Ltd. of CHF 16,585,200,


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          3) a loan to Laboratoires Alcon S.A. of CHF 37,240,200.



     These contributions are received at a total value of CHF 360,225,400. In consideration for such contribution in kind, the Company allots to Nestle Ltd, Cham and Vevey, 6,000 fully paid registered shares of the Company with a total nominal value of CHF 6,000,000. The Company enters into its books CHF 6,000,000 as share capital and CHF 354,225,400 as reserves.


SECTION 8: ORIGINAL LANGUAGE

                                   ARTICLE 33

                               ORIGINAL LANGUAGE

     In the event of deviations between the German version of these Articles of Incorporation and any version in another language, the German authentic text prevails.

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